Exhibit 99.1

Release:	4:05 P.M. April 18, 2023

212-365-6721

IR@MCBankNY.com

Metropolitan Bank Holding Corp. Reports First Quarter 2023 Results

Quarterly Financial Highlights Year-Over-Year:

●Net income of $25.1 million, an increase of 31.8%.
●Diluted earnings per share of $2.25, an increase of 33.1%.
●Revenues1 of $65.5 million, an increase of 21.2%.
●Net interest income of $58.5 million, an increase of 25.5%.
●Net interest margin of 3.86%, an increase of 115 basis points, with an average loan yield of 6.34% and total cost of funds of 1.83% for the first quarter of 2023.
●Loans totaled $4.9 billion, an increase of 17.7%.
●Return on average equity of 17.2% and return on average tangible common equity2 of 17.4%.

Safety and Soundness

●Total core deposits, which do not include crypto related deposits of $278.5 million, were $4.9 billion at March 31, 2023, an increase of $69.2 million from December 31, 2022.
●Insured deposits accounted for approximately 71% of total deposits at March 31, 2023, up from 60% at December 31, 2022.
●Liquidity remains strong. At March 31, 2023, cash on deposit with the Federal Reserve Bank of New York and readily accessible secured funding capacity totaled $3.1 billion, which was 208% of uninsured deposit balances.
●Our previously announced exit from the crypto related vertical is almost complete, with deposits from active institutional crypto-asset related clients accounting for 4%, or $217.6 million, of total deposits at March 31, 2023.
●Asset quality remains strong. The commercial real estate (“CRE”) portfolio, which includes owner-occupied CRE, is broadly diversified by property type, with offices comprising only 7% of the total loan portfolio, and the 53% average loan-to-value ratio of the portfolio significantly mitigates credit risk.
●Modest loan growth for the quarter, with new originations of $265.4 million, which was offset by $254.2 million in loan payoffs and paydowns.
●The Company and Bank are “well capitalized” across all measures of regulatory capital, with a total risk-based capital of 13.6% and 13.2%, respectively, at March 31, 2023, well above regulatory minimums.

NEW YORK, April 18, 2023 ‒ Metropolitan Bank Holding Corp. (the “Company”) (NYSE: MCB), the holding company for Metropolitan Commercial Bank (the “Bank”), reported net income of $25.1 million, or $2.25 per diluted common share, for the first quarter of 2023 compared to net income of $19.0 million, or $1.69 per diluted common share, for the first quarter of 2022.

1 Total revenues equal net interest income plus non-interest income.

2 Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 11.

Mark DeFazio, President and Chief Executive Officer, commented,

“I am pleased with our first quarter results, which demonstrated that we were well prepared for the challenges that the banking industry has faced. The results, along with our proactive planning, validate our operating model. Our capital, liquidity and financial position remain strong. While our lending growth was modest for the quarter, we continue to maintain our high credit quality standards and continued to see growth in core deposits. Global Payments revenue excluding Crypto continued to scale, quarter over quarter.

“Business and economic disruptions cut both ways. When the dust settles, disruptions highlight business models like ours with sustainable growth. This disruption I believe will highlight the value of our commercial bank, which has the support of our very loyal commercial client base as we continue to enhance our franchise value.”

Balance Sheet

Total cash and cash equivalents were $299.5 million at March 31, 2023, an increase of $42.1 million, or 16.3%, from December 31, 2022 and a decrease of $1.1 billion from March 31, 2022. The increase from December 31, 2022, primarily reflected net cash from operating activities. The decrease from March 31, 2022, reflected the $730.3 million net deployment into loans and the $807.6 million outflow of deposits primarily due to the decrease in digital currency business deposits.

Total loans, net of deferred fees and unamortized costs, were $4.9 billion, an increase of $11.2 million, or 0.2%, from December 31, 2022, and an increase of $730.3 million, or 17.7% from March 31, 2022. Loan production was $265.4 million for the first quarter of 2023 compared to $411.3 million for the prior linked quarter and $488.9 million for the prior year period. The increase in total loans from December 31, 2022, was due primarily to an increase of $51.7 million in CRE (including owner-occupied) and commercial and industrial (“C&I”) loans, partially offset by a $44.9 million decrease in multi-family and construction loans. The increase in total loans from March 31, 2022, was due primarily to an increase of $497.2 million in CRE loans (including owner-occupied) and $211.9 million in C&I loans.

Total deposits were $5.1 billion at March 31, 2023, a decrease of $146.1 million, or 2.8% from December 31, 2022, and a decrease of $807.6 million or 13.6% from March 31, 2022. The decrease from December 31, 2022, was due primarily to a decrease of $215.4 million in digital currency business deposits, partially offset by an aggregate net increase of $69.2 million in core deposit verticals. The decrease in digital currency business deposits reflects the Company’s decision to fully exit the crypto related vertical. The decrease in deposits from March 31, 2022, was primarily due to a decrease of $825.8 million in digital currency business deposits. Non-interest-bearing demand deposits declined to 41.4% of total deposits at March 31, 2023, compared to 45.9% at December 31, 2022 and 53.5% at March 31, 2022, reflecting the outflow of crypto-related and other non-interest bearing deposits.

Accumulated other comprehensive loss, net of tax, was $50.1 million, a decrease of $4.2 million, from December 31, 2022, and an increase of $26.3 million from March 31, 2022. The decrease from December 31, 2022 was due to a decline in unrealized losses on available-for-sale securities due to the prevailing interest rate environment, partially offset by an unrealized loss on an outstanding cash flow hedge and the reclassification to net income of gains on a terminated cash flow hedge. The increase from March 31, 2022 was due primarily to unrealized losses on available-for-sale securities due to the prevailing interest rate environment, partially offset by the increases in unrealized gains on cash flow hedges prior to their termination in the third quarter of 2022.

At March 31, 2023, the Company had $2.8 billion remaining secured funding capacity from the Federal Home Loan Bank, Federal Reserve Bank and securities repurchase facilities. The Company and the Bank each met all the requirements to be considered “Well-Capitalized” under applicable regulatory guidelines. Total non-owner-occupied commercial real estate loans were 357.8% of total risk-based capital at March 31, 2023, compared to 366.0% and 351.0% at December 31, 2022 and March 31, 2022, respectively.

Income Statement

Financial Highlights

	Three months ended
	Mar. 31,	Dec. 31,		Mar. 31,
(dollars in thousands, except per share data)	2023(1)	2022(2)		2022
Total revenues(3)	$65,508	$70,249		$54,059
Net income (loss)	25,076	(7,740)		19,021
Diluted earnings (loss) per common share	2.25	(0.71)		1.69
Return on average assets(4)	1.64%	N.M.	%	1.11%
Return on average equity(4)	17.2%	N.M.	%	13.8%
Return on average tangible common equity(4), (5)	17.4%	N.M.	%	14.0%

(1)	Includes a $2.5 million reversal of the regulatory settlement reserve recorded in the fourth quarter of 2022.
(2)	Includes a $35.0 million charge for a regulatory settlement reserve.

(3) Total revenues equal net interest income plus non-interest income.

(4)	Ratios are annualized.
(5)	Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 11.

N.M. ‒ Not meaningful.

Net Interest Income

Net interest income for the first quarter of 2023 was $58.5 million, a decrease of $5.4 million from the prior linked quarter and an increase of $11.9 million from the prior year period. The decrease from the prior linked quarter was primarily due to the 66 basis point increase in total cost of funds, partially offset by the 36 basis point increase in the average yield for loans. The increase from the prior year period was primarily due to the $936.4 million increase in the average balance of loans and the 156 basis point increase in the average yield for loans, partially offset by the 155 basis point increase in the cost of funds.

Net Interest Margin

Net interest margin for the first quarter of 2023 was 3.86% compared to 4.05% and 2.71% for the prior linked quarter and prior year period, respectively. The 19 basis point decrease for the prior linked quarter was due primarily to the  increase in total cost of funds, partially offset by the increase in the average yield for loans. The 115 basis point increase for the prior year period was driven largely by the increase in the average balance of loans and the increase in loan yields partially offset by the higher cost of funds.

Total cost of funds for first quarter of 2023 was 183 basis points compared to 117 basis points and 28 basis points for the prior linked quarter and prior year period, respectively, which primarily reflects the increase in prevailing interest rates and competition for deposits, as well as the outflow of crypto-related and other non-interest bearing deposits.

Non-Interest Income

Non-interest income was $7.0 million for the first quarter of 2023, an increase of $624,000 from the prior linked quarter and a decrease of $453,000 from the prior year period. The increase from the prior linked quarter was driven by higher Global Payments Group (“GPG”) revenues. The decrease from the prior year period was driven by decreases in GPG revenues related to digital currency clients.

Non-Interest Expense

Non-interest expense was $31.0 million for the first quarter of 2023, a decrease of $35.6 million from the prior linked quarter and an increase of $6.4 million from the prior year period. The decrease from the prior linked quarter was due primarily to the $35.0 million regulatory settlement reserve recorded in the fourth quarter of 2022. The increase from the prior year period was due primarily to the increase in compensation and benefits due to the increase in the number of full-time employees, and an increase in professional fees, partially offset by the $2.5 million reduction of the regulatory settlement reserve recorded in the first quarter of 2023.

Income Tax Expense

The effective tax rate for the first quarter of 2023 was 25.9% compared to 27.0% for the prior year period. The effective tax rate for the first quarter of 2023 includes a favorable discrete benefit related to the conversion of stock awards in the first quarter of 2023. The effective tax rate in the prior year period includes the recognition of discrete tax items during the period. The effective tax rate for the prior linked quarter is not meaningful as it includes the $35.0 million regulatory settlement reserve.

Asset Quality

Credit quality remains strong. The ratio of non-performing loans to total loans was 0.50% at March 31, 2023 compared to 0.00% at December 31, 2022 and 0.00% at March 31, 2022, respectively.

The allowance for credit losses (“ACL”) was $47.8 million at March 31, 2023, a $2.9 million increase from December 31, 2022 and $9.6 million increase from March 31, 2022. The increase from December 31, 2022 was primarily due to the Company adopting ASU No. 2016-13, Financial Instruments – Credit Losses (ASC 326) effective January 1, 2023.  ASU No. 2016-13 requires the measurement of all expected credit losses for financial assets held at amortized cost to be based on historical experience, current condition, and reasonable and supportable forecasts. Upon adoption, the Company recorded a $2.3 million increase to the ACL for loans, a $777,000 increase to the ACL for loan commitments, and a $2.1 million decrease to retained earnings, net of taxes. The Company also recorded a $646,000 provision for credit losses for the first quarter of 2023 primarily driven by macroeconomic factors. The increase in the ACL from March 31, 2022 was primarily due to the growth in loans and the adoption of ASU No. 2016-13.

Conference Call

The Company will conduct a conference call at 8:30 a.m. ET on Wednesday, April 19, 2023, to discuss the results. To access the event by telephone, please dial 800-245-3047 (US), 203-518-9843 (INTL), and provide conference ID: MCBQ123 approximately 15 minutes prior to the start time (to allow time for registration).

The call will also be broadcast live over the Internet and accessible at MCB Quarterly Results Conference Call and in the Investor Relations section of the Company’s website at MCB News. To listen to the live webcast, please visit the site at least 15 minutes prior to the start time to register, download and install any necessary audio software. For those unable to join for the live presentation, a replay of the webcast will also be available later that day accessible at MCB Quarterly Results Conference Call.

About Metropolitan Bank Holding Corp.

Metropolitan Bank Holding Corp. (NYSE: MCB) is the parent company of Metropolitan Commercial Bank (the “Bank”), a New York City based full-service commercial bank. The Bank provides a broad range of business, commercial and personal banking products and services to small businesses, private and public middle-market and corporate enterprises and institutions, municipalities and local government entities, and affluent individuals.

Metropolitan Commercial Bank’s Global Payments Group is an established leader in providing domestic and international banking services to non-bank financial service companies, including: providing digital payments settlements; providing a gateway to payment networks; acting as a custodian of deposits; providing merchant acquiring services; acting as a global settlement agent, and as a leading national issuer of third-party debit cards. The Bank continues to grow its presence as a valued, trusted and innovative strategic partner across, payments, custodial and money services businesses worldwide.

Metropolitan Commercial Bank’s EB-5 / E-2 International Group delivers banking services and products for United States Citizen and Immigration Services EB-5 Immigrant Investor Program investors, developers, Regional Centers, government agencies, law firms and consulting companies that specialize in EB-5 and E-2.

Metropolitan Commercial Bank finished in the top ten of S&P Global Market Intelligence’s annual ranking of the best-performing community banks with assets between $3 billion and $10 billion for 2022, and among the top ten top-performing community banks in the Northeast region for 2022. The Bank is also a member of the Piper Sandler Sm-All Stars Class of 2022. The Bank is a New York State chartered commercial bank, a member of the Federal Reserve System and the Federal Deposit Insurance Corporation, and an equal housing lender. For more information, please visit MCBankNY.com.

Forward-Looking Statement Disclaimer

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include but are not limited to the Company’s future financial condition and capital ratios, results of operations and the Company’s outlook and business. Forward-looking statements are not historical facts. Such statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “plan,” “continue” or similar terminology. These statements relate to future events or our future financial performance and involve risks and uncertainties that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we caution you not to place undue reliance on these forward-looking statements. Factors which may cause our forward-looking statements to be materially inaccurate include, but are not limited to the continuing impact of the COVID-19 pandemic on our business and results of operation, an unexpected deterioration in our loan or securities portfolios, changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio, further deterioration in the financial condition or stock prices of financial institutions generally, unexpected increases in our expenses, different than anticipated growth and our ability to manage our growth, unanticipated regulatory action or changes in regulations, unexpected changes in interest rates, inflation, potential recessionary conditions, unanticipated volatility in deposits, unexpected increases in credit losses or in the level of delinquent, nonperforming, classified and criticized loans, our ability to absorb the amount of actual losses inherent in our existing loan portfolio, an unanticipated loss of key personnel or existing customers, competition from other institutions resulting in unanticipated changes in our loan or deposit rates, an unexpected adverse financial, regulatory or bankruptcy event experienced by our non-bank financial service partners, unanticipated increases in FDIC costs, changes in regulations, legislation or tax or accounting rules, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, impacts related to or resulting from recent bank failures, an unexpected failure to successfully manage our credit risk and the sufficiency of our allowance, the credit and other risks from borrower and depositor concentrations (by geographic area and by industry), the current or anticipated impact of military conflict, terrorism or other geopolitical events, the costs, including possibly incurring fines, penalties or other negative effects (including reputational harm), of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, or to implement new technologies, failure to maintain effective internal control over financial reporting, failure to retain or attract employees and unanticipated adverse changes in our customers’ economic conditions or general economic conditions, as well as those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K.

Forward-looking statements speak only as of the date of this release. We do not undertake any obligation to update or revise any forward-looking statement.

Consolidated Balance Sheet (unaudited)

	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
(in thousands)	2023	2022	2022	2022	2022
Assets
Cash and due from banks	$32,525	$26,780	$28,929	$33,143	$32,483
Overnight deposits	266,978	230,638	679,849	1,308,738	1,381,475
Total cash and cash equivalents	299,503	257,418	708,778	1,341,881	1,413,958
Investment securities available for sale	444,169	445,747	423,265	465,661	505,728
Investment securities held to maturity	501,525	510,425	521,376	530,740	467,893
Equity investment securities, at fair value	2,087	2,048	2,027	2,107	2,173
Total securities	947,781	958,220	946,668	998,508	975,794
Other investments	27,099	22,110	17,484	17,357	15,989
Loans, net of deferred fees and unamortized costs	4,851,694	4,840,523	4,617,304	4,375,165	4,121,443
Allowance for credit losses	(47,752)	(44,876)	(42,541)	(40,534)	(38,134)
Net loans	4,803,942	4,795,647	4,574,763	4,334,631	4,083,309
Receivables from global payments business, net	83,787	85,605	75,457	68,214	62,129
Other assets(1)	147,870	148,337	144,328	152,941	123,380
Total assets	$6,309,982	$6,267,337	$6,467,478	$6,913,532	$6,674,559

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$2,122,606	$2,422,151	$3,058,014	$3,470,325	$3,176,048
Interest-bearing deposits	3,009,182	2,855,761	2,673,509	2,708,075	2,763,315
Total deposits	5,131,788	5,277,912	5,731,523	6,178,400	5,939,363
Federal funds purchased	195,000	150,000	—	—	—
Federal Home Loan Bank of New York advances	200,000	100,000	—	—	—
Trust preferred securities	20,620	20,620	20,620	20,620	20,620
Secured borrowings	7,689	7,725	26,912	32,044	32,322
Prepaid third-party debit cardholder balances	11,102	10,579	9,395	23,531	24,092
Other liabilities(1)	135,896	124,604	96,791	84,631	98,132
Total liabilities	5,702,095	5,691,440	5,885,241	6,339,226	6,114,529

Common stock	110	109	109	109	109
Additional paid in capital	394,126	389,276	387,406	385,369	383,327
Retained earnings	263,783	240,810	248,550	223,595	200,406
Accumulated other comprehensive gain (loss), net of tax effect	(50,132)	(54,298)	(53,828)	(34,767)	(23,812)
Total stockholders’ equity	607,887	575,897	582,237	574,306	560,030
Total liabilities and stockholders’ equity	$6,309,982	$6,267,337	$6,467,478	$6,913,532	$6,674,559

(1)	Includes adoption impact of ASU 2016-02, Leases (ASC 842) effective January 1, 2022.

Consolidated Statement of Income (unaudited)

	Three months ended
	Mar. 31,	Dec. 31,	Mar. 31,
(dollars in thousands, except per share data)	2023	2022	2022
Total interest income	$83,263	$80,554	$50,970
Total interest expense	24,729	16,655	4,338
Net interest income	58,534	63,899	46,632
Provision for credit losses	646	2,309	3,400
Net interest income after provision for credit losses	57,888	61,590	43,232

Non-interest income
Service charges on deposit accounts	1,456	1,458	1,370
Global Payments Group revenue	4,850	4,343	5,657
Other income	668	549	400
Total non-interest income	6,974	6,350	7,427

Non-interest expense
Compensation and benefits	16,255	15,886	13,421
Bank premises and equipment	2,344	2,247	2,116
Professional fees	4,187	5,171	1,474
Technology costs	1,313	1,186	1,399
Licensing fees	2,662	2,674	2,294
FDIC assessments	2,814	1,030	1,245
Regulatory settlement reserve	(2,500)	35,000	—
Other expenses	3,950	3,465	2,670
Total non-interest expense	31,025	66,659	24,619

Net income before income tax expense	33,837	1,281	26,040
Income tax expense	8,761	9,021	7,019
Net income (loss)	$25,076	$(7,740)	$19,021

Earnings per common share:
Average common shares outstanding:
Basic	11,044,624	10,932,952	10,919,868
Diluted	11,103,008	11,183,862	11,223,294
Basic earnings (loss)	$2.26	$(0.71)	$1.74
Diluted earnings (loss)	$2.25	$(0.71)	$1.69

Loan Production, Asset Quality & Regulatory Capital

	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
	2023	2022	2022	2022	2022
LOAN PRODUCTION (in millions)	$265.4	$411.3	$423.6	$512.8	$488.9

ASSET QUALITY (in thousands)
Non-accrual loans:
Commercial real estate	$24,000	$—	$—	$—	$—
Commercial and industrial	—	—	—	—	—
Consumer	24	24	24	24	24
Total non-accrual loans	$24,024	$24	$24	$24	$24
Total non-performing loans	$24,024	$24	$24	$24	$24
Non-accrual loans to total loans	0.50%	—%	—%	—%	—%
Non-performing loans to total loans	0.50%	—%	—%	—%	—%
Allowance for credit losses	$47,752	$44,876	$42,541	$40,534	$38,134
Allowance for credit losses to total loans	0.98%	0.93%	0.92%	0.93%	0.93%
Charge-offs	$(100)	$—	$—	$—	$—
Recoveries	$—	$25	$—	$—	$5
Net charge-offs/(recoveries) to average loans (annualized)	0.01%	—%	—%	—%	—%

REGULATORY CAPITAL
Tier 1 Leverage:
Metropolitan Bank Holding Corp.	10.8%	10.2%	9.9%	9.2%	8.6%
Metropolitan Commercial Bank	10.4%	10.0%	9.7%	9.1%	8.5%

Common Equity Tier 1 Risk-Based (CET1):
Metropolitan Bank Holding Corp.	12.3%	12.1%	12.9%	13.0%	13.3%
Metropolitan Commercial Bank	12.3%	12.3%	13.1%	13.2%	13.6%

Tier 1 Risk-Based:
Metropolitan Bank Holding Corp.	12.7%	12.5%	13.3%	13.4%	13.7%
Metropolitan Commercial Bank	12.3%	12.3%	13.1%	13.2%	13.6%

Total Risk-Based:
Metropolitan Bank Holding Corp.	13.6%	13.4%	14.2%	14.3%	14.6%
Metropolitan Commercial Bank	13.2%	13.1%	14.0%	14.1%	14.5%

Performance Measures

	Three months ended
(dollars in thousands,	Mar. 31,	Dec. 31,	Mar. 31,
except per share data)	2023(1)	2022(2)	2022
Net income (loss) available to common shareholders	$24,992	$(7,740)	$18,996
Per common share:
Basic earnings (loss)	$2.26	$(0.71)	$1.74
Diluted earnings (loss)	$2.25	$(0.71)	$1.69
Common shares outstanding:
Period end	11,211,274	10,949,965	10,931,697
Average fully diluted	11,103,008	11,183,862	11,223,294
Return on:(3)
Average total assets	1.64%	N.M. %	1.11%
Average equity	17.2%	N.M. %	13.8%
Average tangible common equity(4)	17.4%	N.M. %	14.0%
Yield on average earning assets(3)	5.51%	5.12%	2.96%
Total cost of deposits(3)	1.72%	1.11%	0.23%
Net interest spread(3)	2.25%	2.79%	2.32%
Net interest margin(3)	3.86%	4.05%	2.71%
Net charge-offs as % of average loans	0.01%	—%	—%
Efficiency ratio(5)	47.4%	94.9%	45.5%

(1)	Includes a $2.5 million reversal of the regulatory settlement reserve recorded in the fourth quarter of 2022.
(2)	Includes a $35.0 million charge for a regulatory settlement reserve.
(3)	Ratios are annualized.
(4)	Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 11.
(5)	Total non-interest expense divided by total revenues.

N.M. ‒ Not meaningful.

Interest Margin Analysis

	Three months ended
	Mar. 31, 2023			Dec. 31, 2022			Mar. 31, 2022
	Average			Average			Average
	Outstanding		Yield /	Outstanding		Yield /	Outstanding		Yield /
(dollars in thousands)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Assets:
Interest-earning assets:
Loans (2)	$4,838,336	$75,960	6.34%	$4,796,001	$72,560	5.98%	$3,901,976	$46,536	4.78%
Available-for-sale securities	530,503	2,106	1.59	527,523	1,979	1.50	565,301	1,648	1.17
Held-to-maturity securities	506,655	2,377	1.88	518,822	2,422	1.87	447,165	1,738	1.55
Equity investments	2,362	12	2.08	2,351	10	1.70	2,328	6	1.03
Overnight deposits	207,917	2,484	4.78	362,244	3,291	3.55	1,969,366	915	0.19
Other interest-earning assets	20,163	324	6.42	18,689	292	6.26	13,328	127	3.80
Total interest-earning assets	6,105,936	83,263	5.51	6,225,630	80,554	5.12	6,899,464	50,970	2.96
Non-interest-earning assets	152,302			101,826			57,241
Allowance for credit losses	(45,614)			(43,643)			(36,130)
Total assets	$6,212,624			$6,283,813			$6,920,575
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market and savings accounts	$2,840,271	22,030	3.15	$2,683,653	15,241	2.25	$2,639,572	3,463	0.53
Certificates of deposit	52,912	343	2.63	49,470	207	1.66	75,881	162	0.86
Total interest-bearing deposits	2,893,183	22,373	3.14	2,733,123	15,448	2.24	2,715,453	3,625	0.54
Borrowed funds	188,230	2,356	5.01	101,600	1,207	4.75	40,340	713	7.07
Total interest-bearing liabilities	3,081,413	24,729	3.25	2,834,723	16,655	2.33	2,755,793	4,338	0.64
Non-interest-bearing liabilities:
Non-interest-bearing deposits	2,390,840			2,792,370			3,574,835
Other non-interest-bearing liabilities	147,850			60,951			28,927
Total liabilities	5,620,103			5,688,044			6,359,555
Stockholders' equity	592,521			595,769			561,020
Total liabilities and equity	$6,212,624			$6,283,813			$6,920,575
Net interest income		$58,534			$63,899			$46,632
Net interest rate spread (3)			2.25%			2.79%			2.32%
Net interest margin (4)			3.86%			4.05%			2.71%
Total cost of deposits (5)			1.72%			1.11%			0.23%
Total cost of funds (6)			1.83%			1.17%			0.28%

(1)	Ratios are annualized.
(2)	Amount includes deferred loan fees and non-performing loans.
(3)	Determined by subtracting the annualized average cost of total interest-bearing liabilities from the annualized average yield on total interest-earning assets.
(4)	Determined by dividing annualized net interest income by total average interest-earning assets.
(5)	Determined by dividing annualized interest expense on deposits by total average interest-bearing and non-interest bearing deposits.
(6)	Determined by dividing annualized interest expense by the sum of total average interest-bearing liabilities and total average non-interest-bearing deposits.

Reconciliation of Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles (“GAAP”), this earnings release includes certain non-GAAP financial measures. Management believes these non-GAAP financial measures provide meaningful information to investors in understanding the Company’s operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP/adjusted financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the following tables:

	Quarterly Data
(dollars in thousands,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
except per share data)	2023	2022	2022	2022	2022
Average assets	$6,212,624	$6,283,813	$6,553,105	$6,736,800	$6,920,575
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733
Average tangible assets (non-GAAP)	$6,202,891	$6,274,080	$6,543,372	$6,727,067	$6,910,842

Average common equity	$592,521	$595,769	$589,941	$567,931	$561,020
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733
Average tangible common equity (non-GAAP)	$582,788	$586,036	$580,208	$558,198	$551,287

Total assets	$6,309,982	$6,267,337	$6,422,061	$6,867,042	$6,626,940
Less: intangible assets	9,733	9,733	9,733	9,733	9,733
Tangible assets (non-GAAP)	$6,300,249	$6,257,604	$6,412,328	$6,857,309	$6,617,207

Common equity	$607,887	$575,897	$582,237	$574,306	$560,030
Less: intangible assets	9,733	9,733	9,733	9,733	9,733
Tangible common equity (book value) (non-GAAP)	$598,154	$566,164	$572,504	$564,573	$550,297

Common shares outstanding	11,211,274	10,949,965	10,931,697	10,931,697	10,931,697
Book value per share (GAAP)	$54.22	$52.59	$53.26	$52.54	$51.23
Tangible book value per share (non-GAAP) (1)	$53.35	$51.70	$52.37	$51.65	$50.34

(1) Tangible book value divided by common shares outstanding at period-end.

Explanatory Note

Some amounts presented within this document may not recalculate due to rounding.